Exhibit 99

Burger King Holdings, Inc. Reports Fourth Quarter and Full Fiscal 2010 Results

MIAMI--(BUSINESS WIRE)--August 24, 2010--Burger King Holdings, Inc. (NYSE:BKC) today reported results for the fourth quarter and full fiscal year 2010. Key highlights of the company’s fourth quarter and full fiscal year 2010 results include:

Fourth quarter fiscal 2010:

  Worldwide comparable sales were negative 0.7 percent compared to negative 2.4 percent in the same period last year;
  U.S. and Canada comparable sales were negative 1.5 percent compared to negative 4.5 percent in the same period last year;
  Solid development growth continued with net restaurant count increasing by 59; and
  Diluted earnings per share were $0.36, including $0.01 per share of negative impact from currency translation, compared to diluted earnings per share of $0.43 in the same quarter last year. Last year’s diluted earnings per share included a $0.07 tax benefit from the dissolution of dormant foreign entities and this year's diluted earnings per share included a $0.02 tax benefit from the resolution of state tax audits and changes in state tax uncertainties.

Fiscal year 2010:

  Worldwide comparable sales were negative 2.3 percent compared to positive 1.2 percent in the same period last year;
  U.S. and Canada comparable sales were negative 3.9 percent compared to positive 0.4 percent in the same period last year;
  Net restaurant count increased 249 over the prior 12-month period, representing a net restaurant growth rate of 2.1 percent:
    The company posted positive net restaurant growth across all reporting business segments with over 90 percent of the increase realized outside of the U.S. and Canada;
  Paid down $67.7 million of debt and capital leases;
  Reduced net debt to earnings before interest, tax, depreciation and amortization (EBITDA) ratio to 1.5 times from 1.9 times in the prior year1,2; and
  Diluted earnings per share were $1.36, compared to diluted earnings per share and adjusted earnings per share of $1.46 and $1.48, respectively, in the prior year. Last year’s diluted earnings per share and diluted adjusted earnings per share included a $0.12 tax benefit from the dissolution of dormant foreign entities and from the positive resolution of federal and state tax audits.

1 EBITDA is a non-GAAP financial measure; see the ‘performance indicators and use of non-GAAP financial measures’ section of the form 8K for the reconciliation to GAAP measures and why management believes this is a meaningful measure.

2 Total debt includes short-term debt and capital leases, long-term debt and long-term capital leases. Total net debt is debt minus cash in excess of $50 million.

	Three months ended June 30,				Fiscal year ended June 30,
	2010	2009	% Change	% change excluding currency[3]	2010	2009	% Change	% change excluding currency[3]
EPS - diluted[1]	$0.36	$0.43	-16%	-14%	$1.36	$1.46	-7%	-7%

Adjustments[2]	—	—	nm	nm	—	$0.02	nm	nm

Adjusted EPS - diluted[1]	$0.36	$0.43	-16%	-14%	$1.36	$1.48	-8%	-8%

[1] Diluted earnings per share for the three months ended June 30, 2010 include a negative impact due to the effect of currency translation of $0.01. For the twelve months ended June 30, 2010, there was no impact from currency translation on diluted earnings per share.

[2] See non-GAAP reconciliations for further details.

[3] Management reviews and analyzes business results excluding the effect of currency translation believing this better represents the company's underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

nm - not meaningful

“In fiscal year 2010, we faced sustained levels of high unemployment and a fragile global economy that combined made this one of the toughest operating environments in recent history,” said Chairman and Chief Executive Officer John Chidsey. “Even so, we remained focused on our True North Plan and effectively managed the business for the long-term. We posted positive worldwide traffic during the last nine months versus the prior year period, opened 249 net new restaurants during the fiscal year and kept pace with our re-imaging initiative while maintaining a strong balance sheet.

“We also made significant progress with the deployment of new restaurant equipment to enhance operations and our on-going portfolio management initiative that included the refranchising of 79 restaurants in the U.S. and Germany in the fourth quarter alone.”

Worldwide revenues for the fourth quarter of fiscal 2010 were $623.0 million, down 1 percent compared to the same period last year. Revenues were primarily impacted by negative worldwide comparable sales and currency translation. The decrease was partially offset by the addition of 249 net new restaurants over the prior 12-month period. For the full fiscal year, the company reported revenues of $2,502.2 million, also down 1 percent compared to the same period last year. The annual decrease was primarily driven by negative worldwide comparable sales, partially offset by favorable currency translation and net restaurant growth.

Fourth quarter worldwide comparable sales were negative 0.7 percent compared to negative 2.4 percent in the same period last year. The company posted positive comparable sales in its EMEA/APAC and Latin America business segments led by strong performance across its Asia Pacific and South American markets. Additionally, worldwide traffic was positive and increased compared to the same period last year.

Fourth quarter comparable sales in the U.S. and Canada were negative 1.5 percent compared to negative 4.5 percent in the prior year period. The segment realized higher traffic during the quarter and full fiscal year compared to the same periods last year. Additionally, in the U.S., the company experienced a sequential quarterly improvement in traffic and average check from the fiscal 2010 third quarter. Average check in the U.S. was aided by the launch of premium products including BKTM Fire-Grilled Ribs.

Product offerings during the quarter included a mix of affordable value and premium items aimed at driving traffic and check. In the U.S. and Canada segment, the company sought to satisfy consumers seeking value across the entire menu including $1 offerings such as the BK® Breakfast Muffin Sandwich, Buck Double and ICEE promotions. Additionally, the company offered more premium fare such as the BKTM Breakfast Bowl, Whiplash Whopper® sandwich in connection with the Iron ManTM 2 promotion and BKTM Fire-Grilled Ribs.

The EMEA/APAC segment also featured a mix of affordable value and premium items including the Stunner DealsTM program, King DealsTM, various Whopper® sandwich promotions and LTOs. The Latin America segment focused on affordability across the menu with the continuation of the Come Como ReyTM (Eat Like a King) and BKTM Ofertas (King Deals) campaigns, increased advertising around the breakfast daypart and Whopper® sandwich LTOs.

Marketing efforts leveraged across many markets included promotional movie tie-ins with Iron ManTM 2 and The Twilight Saga: Eclipse. The company also featured Superfamily promotions such as SpongeBob SquarePantsTM Last Stand and MarmadukeTM.

During the fourth quarter, the company continued to strategically diversify its global portfolio with the opening of 59 net new restaurants. For the full fiscal year, net restaurant count increased 249 over the prior 12-month period, representing a net restaurant growth rate of 2.1 percent. The company posted positive net restaurant growth across all business segments with over 90 percent of the restaurants opened outside of the U.S. and Canada.

The company posted worldwide company restaurant margins (CRM) of 10.7 percent in the fourth quarter and 12.2 percent for the full fiscal year, a decrease of 180 and 40 basis points, respectively, over the same periods in the prior year. During the fourth quarter, CRM was negatively impacted by higher food, paper and product costs primarily driven by increased beef prices in the U.S. partially offset by lower commodity costs in EMEA, and by the deleveraging effect of negative comparable sales on fixed costs. Additionally the quarter-over-quarter increase in depreciation expense largely related to the company’s U.S. and Canada reimaging program and worldwide deployment of new POS systems negatively impacted margins by over 80 basis points. Lower labor costs driven by variable labor control enhancements in the U.S. partially offset the decrease. During the year, margins were primarily impacted by the deleveraging effect of negative comparable sales on fixed costs. In addition, the expected increase in depreciation expense largely related to the company-owned restaurant initiatives mentioned above negatively impacted margins by over 40 basis points.

During the fourth quarter, the company realized $1.3 million of other income as compared to the prior year’s other income of $6.0 million. The main driver of the differential relates to gains as a result of refranchisings of restaurants in EMEA and Canada in the prior year.

Fourth quarter general and administrative (G&A) expenses decreased $6.5 million compared to the same period last year primarily due to on-going cost containment initiatives. For the full fiscal year, G&A expenses increased $3.5 million compared to the prior year period. Currency translation negatively impacted G&A by $4.3 million during the year. Net of currency translation, fiscal 2010 G&A improved 20 basis points compared to the prior year.

The fourth quarter tax rate was 30.8 percent compared to 21.6 percent in the prior year period. This quarter’s tax rate benefited from the resolution of state tax audits and changes in state tax uncertainties, positively impacting diluted earnings per share by $0.02. Last year’s fourth quarter tax rate benefited from the dissolution of dormant foreign entities, positively impacting diluted earnings per share by $0.07. For the full 2010 fiscal year, the tax rate was 34.3 percent compared to 29.7 percent in the prior fiscal year. Last year’s tax rate benefited from the dissolution of dormant foreign entities and from the resolution of federal and state tax audits, positively impacting diluted earnings per share by $0.12. During the full 2010 fiscal year, the net impact of discrete items on the tax rate was not significant.

The company reported fourth quarter diluted earnings per share of $0.36, including $0.01 per share of negative impact from currency translation, compared to $0.43 in the same period last year. As mentioned, this quarter’s diluted earnings per share included a $0.02 tax benefit, while last year’s diluted earnings per share included a $0.07 tax benefit. For the full fiscal year, diluted earnings per share were $1.36 compared to diluted earnings per share and adjusted diluted earnings per share of $1.46 and $1.48, respectively, in the prior year period. Fiscal 2009 adjusted diluted earnings per share excluded $3.5 million related to acquisitions.

Uses of Cash

“Although we experienced negative worldwide comparable sales this fiscal year, our financial fundamentals are solid and our cash flow continues to be strong benefited by our highly-franchised business model,” said Chief Financial Officer Ben Wells. “In fiscal 2010, we paid down $68 million in debt and capital leases, invested $150 million primarily to enhance our company restaurant portfolio and returned $34 million to shareholders through our quarterly dividend payments while increasing our cash balance by $66 million.”

In fiscal 2010, the company invested in its U.S. and Canada reimaging program, completing another 54 projects including company restaurants and properties leased to franchisees. Since the inception of the program nearly two and a half years ago, the company has re-imaged 170 restaurants. In addition, the BURGER KING® system has 327 restaurants globally that have adopted the company’s new 20/20 design.

“Also during the year, we executed on our portfolio management initiative including the refranchising of restaurants in the U.S. and Germany and the acquisition of restaurants in Singapore,” Wells said. “We expect to continue our disciplined approach to portfolio management in an effort to optimize our company-owned restaurant base, enhance development agreements with new and existing franchisees, reduce concentration in certain markets and opportunistically enter new markets. As it relates to refranchisings, within the next three to five years we expect to refranchise up to half of our current company-owned restaurant portfolio.”

Fiscal year review and looking ahead

“While fiscal 2010 was an extremely difficult operating environment, the brand re-ignited traffic, opened 249 net new restaurants globally, expanded our reach into strategic markets like Russia and continued our disciplined approach to our re-imaging initiative,” Chidsey said.

“Going forward, we believe we are well-positioned to further expand our global footprint and continue to invest in our re-imaging program. There is great enthusiasm in the system around our 20/20 design and we have rolled out an attractive development and re-imaging incentive program for our franchisees in select key markets.

“Our robust product pipeline is filled with affordable as well as premium offerings. We are also laser focused on the U.S. and Canada fall launch of our enhanced breakfast platform that will include several new breakfast products and will feature Seattle’s Best Coffee®. Our new premium coffee will also complement our expanding beverage platform. In addition, our upcoming U.S. marketing campaigns include our newest partnership with Microsoft to support the launch of the highly-anticipated Kinect™ for Xbox 360® just in time for the holiday season.”

Chidsey concluded: “As we enter fiscal 2011, we anticipate that the challenging consumer environment will continue due to high unemployment and underemployment levels and weak consumer confidence. However, our team will continue to invest in all aspects of our business to drive profitable sales. We will do that by focusing on our long-term strategies and delivering against the four pillars of our True North plan -- Growing the Brand, Investing Wisely, Running Great Restaurants and Focusing on People.”

Please see guidance at the end of the document.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its fourth quarter and fiscal year end earnings call on Tuesday, August 24, at 10 a.m. EDT following the release of its fourth quarter and full fiscal year results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; Chief Marketing Officer, North America Mike Kappitt; and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's fourth quarter and fiscal year end results.

The earnings call will be webcast live via the company's investor relations Web site at http://investor.bk.com and will be available for replay for 30 days.

About Burger King Holdings, Inc.

The BURGER KING® system operates more than 12,000 restaurants in all 50 states and in 76 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. (BKC) among America's 1,000 largest corporations and in 2010, Standard & Poor's included shares of Burger King Holdings, Inc. in the S&P MidCap 400 index. BKC was recognized by Interbrand on its top 100 “Best Global Brands” list and Ad Week has named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the Company's Web site at www.bk.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our expectations about our financial fundamentals and the benefits of our highly-franchised business model; our expectations regarding our ability to continue our disciplined approach to portfolio management in an effort to optimize our Company restaurant base, enhance development agreements with new and existing franchisees, reduce concentration in certain markets and opportunistically enter new markets; our expectations regarding our ability to refranchise up to half of the current Company restaurant portfolio within the next three to five years; our expectations regarding our ability to further expand our global footprint and continue to invest in our reimaging program; our expectations regarding the success of our 20/20 design and development and reimaging incentive program; our expectations regarding our fiscal 2011 marketing calendar and the success of future products and promotions; our expectations regarding the fall launch of our enhanced breakfast platform in the U.S. and Canada; our expectations regarding our ability to continue to invest in all aspects of our business to drive profitable sales by focusing on our long-term strategies and delivering against our True-North plan; our expectations regarding worldwide comparable sales and the impact of worldwide comparable sales on earnings per share during fiscal 2011; our expectations regarding net restaurant growth, the impact of delayed commercial construction on net restaurant growth and the percentage of such growth outside of the U.S. and Canada during fiscal 2011; our expectations regarding our worldwide blended royalty rate in fiscal 2011; our expectations regarding our U.S. commodity basket in fiscal 2011; our assumptions regarding labor costs as a percentage of Company restaurant revenues, G&A expense, net of currency impact, depreciation and amortization expense and capital expenditures in fiscal 2011; our expectations regarding our ability to pay down our senior debt during fiscal 2011 and to refinance our senior secured credit facility; our expectations regarding our ability to manage our portfolio, including our refranchising efforts, to decrease our current global Company-to-franchise restaurant ownership ratio; our expectations regarding the impact of our portfolio management initiative on our financial results; our expectations regarding our ability to conclude our U.S. and Canada reimaging program within the next two to three years on our reduced number of Company restaurants without incurring incremental debt by using the expected refranchising proceeds and cash flows from operations; our expectations regarding our normalized effective tax rate in fiscal 2011; our expectations regarding the allocation of capital expenditures in fiscal 2011; our belief and expectation that currency translation will negatively impact earnings per share in the first half of fiscal 2011 and minimally impact earnings per share in the second half of the fiscal year; and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

  Global economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, high unemployment levels, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer perceptions of dietary health and food safety, and the impact of negative sales and traffic on our business, including the risk that we will be required to incur non-cash impairment or other charges that reduce our earnings;
  Risks related to adverse weather conditions and other uncontrollable events, and the impact of such events on our operating results;
  Our ability to compete domestically and internationally in an intensely competitive industry;
  Our ability to successfully implement our domestic and international growth strategy and risks related to our international operations;
  Risk related to the concentration of our restaurants in limited geographic areas, such as Germany, where we have experienced and may continue to experience declining sales and operating profits;
  Risks arising from the significant and rapid fluctuations in the currency exchange markets and the decisions and positions that we take to hedge such volatility;
  Our ability to manage changing labor conditions and costs in the U.S. and internationally, including future mandated health care costs, if we or our franchisees choose not to pass, or cannot pass, these increased costs on to our guests;
  Our ability and the ability of our franchisees to manage cost increases;
  Our relationship with, and the success of, our franchisees and risks related to our restaurant ownership mix;
  The effectiveness of our marketing and advertising programs and franchisee support of these programs;
  Risks related to the financial strength of our franchisees, which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents, and an inability to obtain financing to fund development, restaurant remodels or equipment initiatives on acceptable terms or at all;
  Risks related to food safety, including foodborne illness and food tampering, and the safety of toys and other promotional items available in our restaurants;
  Risks arising from the interruption or delay in the availability of our food or other supplies, including those that would arise from the loss of any of our major distributors, particularly in those international markets where we have a single distributor;
  Our ability to successfully execute our reimaging program in the U.S. and Canada and our portfolio management strategy to increase sales and profitability;
  Risks related to the June 2011 maturity of our revolving credit facility, including the risk that beneficiaries under letters of credit will require that we provide cash deposits;
  Our ability to implement our growth strategy and strategic initiatives given restrictions imposed by our senior credit facility;
  Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations;
  Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;
  Our ability to continue to extend our hours of operation to capture a larger share of both the breakfast and late night dayparts;
  Risks related to changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities and continued losses in certain international Company restaurant markets that could trigger a valuation allowance or negatively impact our ability to utilize foreign tax credits to offset our U.S. income taxes;
  Risks related to the reasonableness of our tax estimates, including sales, excise, GST, VAT and other taxes;
  Adverse legal judgments, settlements or pressure tactics; and
  Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended June 30,	2010	2009	$	%
Revenues:
Company restaurant revenues	$454.1	$461.6	$(7.5)	(2)%
Franchise revenues	140.3	138.9	1.4	1%
Property revenues	28.6	29.4	(0.8)	(3)%
Total revenues	623.0	629.9	(6.9)	(1)%
Company restaurant expenses	405.7	404.1	1.6	0%
Selling, general and administrative expenses (1)	121.1	128.1	(7.0)	(5)%
Property expenses	14.7	16.0	(1.3)	(8)%
Other operating (income) expense, net (1)	(1.3)	(6.0)	4.7	NM
Total operating costs and expenses	540.2	542.2	(2.0)	(0)%
Income from operations	82.8	87.7	(4.9)	(6)%
Interest expense	12.2	13.1	(0.9)	(7)%
Interest income	(0.2)	(0.5)	0.3	(60)%
Interest expense, net	12.0	12.6	(0.6)	(5)%
Income before income taxes	70.8	75.1	(4.3)	(6)%
Income tax expense	21.8	16.2	5.6	35%
Net income	$49.0	$58.9	$(9.9)	(17)%

Earnings per share - basic	$0.36	$0.44	$(0.08)	(18)%
Earnings per share - diluted	$0.36	$0.43	$(0.07)	(16)%

Weighted average shares - basic	135.7	134.8
Weighted average shares - diluted	137.7	136.7

NM - Not meaningful

(1) Certain prior year amounts have been reclassified from other operating (income) expense, net to selling, general and administrative expenses. These reclassifications had no impact on the Company's results of operations.

			Increase / (Decrease)
Twelve Months Ended June 30,	2010	2009	$	%
Revenues:
Company restaurant revenues	$1,839.3	$1,880.5	$(41.2)	(2)%
Franchise revenues	549.2	543.4	5.8	1%
Property revenues	113.7	113.5	0.2	0%
Total revenues	2,502.2	2,537.4	(35.2)	(1)%
Company restaurant expenses	1,614.8	1,643.7	(28.9)	(2)%
Selling, general and administrative expenses (1)	495.8	494.3	1.5	0%
Property expenses	59.4	58.1	1.3	2%
Other operating (income) expense, net (1)	(0.7)	1.9	(2.6)	NM
Total operating costs and expenses	2,169.3	2,198.0	(28.7)	(1)%
Income from operations	332.9	339.4	(6.5)	(2)%
Interest expense	49.6	57.3	(7.7)	(13)%
Interest income	(1.0)	(2.7)	1.7	(63)%
Interest expense, net	48.6	54.6	(6.0)	(11)%
Income before income taxes	284.3	284.8	(0.5)	(0)%
Income tax expense	97.5	84.7	12.8	15%
Net income	$186.8	$200.1	$(13.3)	(7)%

Earnings per share - basic	$1.38	$1.48	$(0.10)	(7)%
Earnings per share - diluted	$1.36	$1.46	$(0.10)	(7)%

Weighted average shares - basic	135.4	134.8
Weighted average shares - diluted	137.2	136.8

NM - Not meaningful

(1) Certain prior year amounts have been reclassified from other operating (income) expense, net to selling, general and administrative expenses. These reclassifications had no impact on the Company's results of operations.

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. The Company also uses EBITDA as a measure to calculate certain incentive based compensation and certain financial covenants related to the Company's credit facility and as a factor in the Company's tangible and intangible asset impairment test. Management believes EBITDA is a useful measure of operating performance.

There were no adjustments to EBITDA for the three months and fiscal year ended June 30, 2010 or for the three months ended June 30, 2009. However, adjusted EBITDA for the fiscal year ended June 30, 2009 excludes the effects of $1.5 million of expenses associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up expenses associated with those acquired restaurants.

There were no adjustments to income from operations, income tax expense, net income or earnings per share for the three months and fiscal year ended June 30, 2010 or for the three months ended June 30, 2009. However, adjusted income from operations and adjusted net income for the fiscal year ended June 30, 2009 exclude the effects of $1.5 million of expenses associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up expenses associated with those acquired restaurants. Adjusted income tax expense for the fiscal year ended June 30, 2009 is calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36% has been applied, resulting in an adjusted effective tax rate of 29.7%. Adjusted earnings per share were calculated using adjusted net income divided by weighted average shares outstanding. Management believes that these non-GAAP financial measures are important as they provide investors and management with additional metrics to measure comparable Company performance against prior year periods by excluding expenses associated with certain significant acquisitions.

Non–GAAP Reconciliations
(In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted income from operations, adjusted income tax expense, adjusted net income and adjusted earnings per share are as follows:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
EBITDA and adjusted EBITDA

Net income	$49.0	$58.9	$186.8	$200.1
Interest expense, net	12.0	12.6	48.6	54.6
Income tax expense	21.8	16.2	97.5	84.7
Depreciation and amortization	31.8	25.6	111.7	98.1
EBITDA	114.6	113.3	444.6	437.5
Adjustments:
Restaurant acquisition expenses	-	-	-	1.5
Start up expenses for acquired restaurants	-	-	-	2.0
Total adjustments	-	-	-	3.5
Adjusted EBITDA	$114.6	$113.3	$444.6	$441.0

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Adjusted Income from operations
Income from Operations	$82.8	$87.7	$332.9	$339.4
Adjustments:
Restaurant acquisition expenses	-	-	-	1.5
Start up expenses for acquired restaurants	-	-	-	2.0
Total Adjustments	-	-	-	3.5

Adjusted Income from Operations	$82.8	$87.7	$332.9	$342.9

Non–GAAP Reconciliations
(In millions except per share data)

		Three Months Ended		Twelve Months Ended
		June 30,		June 30,
		2010	2009	2010	2009

	Adjusted net income
	Net Income	$49.0	$58.9	$186.8	$200.1
	Income tax expense	21.8	16.2	97.5	84.7
	Income before income taxes	70.8	75.1	284.3	284.8
	Adjustments:
	Restaurant acquisition expenses	-	-	-	1.5
	Start up expenses for acquired restaurants	-	-	-	2.0
	Total Adjustments	-	-	-	3.5

	Adjusted income before income taxes	70.8	75.1	284.3	288.3

	Adjusted income tax expense (1)	21.8	16.2	97.5	86.0

	Adjusted net income	$49.0	$58.9	$186.8	$202.3

	Weighted average shares outstanding - diluted	137.7	136.7	137.2	136.8

	Earnings per share- diluted	$0.36	$0.43	$1.36	$1.46
	Adjusted earnings per share - diluted (2)	$0.36	$0.43	$1.36	$1.48

(1)

Adjusted income tax expense for the fiscal year ended June 30, 2009 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36% has been applied.

(2)	Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, analyzed on a constant currency basis.

Sales growth	Refers to the change in restaurant sales from one period to another, analyzed on a constant currency basis.

Constant currencies	Refers to the removal of the effects of currency fluctuations by using the average exchange rate of the prior year period for both periods under comparison.

Actual currencies	Includes impact of changes in currency exchange rates.

Local currency	Principal currency in which local market transacts business.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales

Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses	Consists of (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs. Company restaurant expenses exclude selling expenses and general and administrative expenses necessary to manage our Company restaurant portfolio.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)	Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries, the unfunded portion of deferred compensation related to investments held in a rabbi trust and corporate facilities.

Other operating (income) expense, net

Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts and other miscellaneous items.

Refranchising	Refers to sales of Company restaurants to franchisees. “Net refranchising” refers to sales of Company restaurants to franchisees, net of acquisitions of franchise restaurants by the Company.

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three months and fiscal year ended June 30, 2010 compared to the same periods in the prior year.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year. Furthermore, adverse weather conditions can have material adverse effects on restaurant sales. The timing of religious holidays may also impact restaurant sales.

Impact of Foreign Currency Translation

Our international operations are impacted by fluctuations in currency exchange rates. In Company markets located outside of the U.S., we generate revenues and incur expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized, and are impacted by changes in currency exchange rates. In many of our franchise markets, our franchisees pay royalties to us in currencies other than the local currency in which they operate; however, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates.

Management reviews and analyzes business results excluding the effect of currency translation and calculates certain incentive compensation for management and corporate-level employees based on these results believing this better represents our underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

The table below represents the change in selected items of, or derived from, our consolidated income statement compared to the same period in the prior fiscal year, and the impact from the movement of currency exchange rates on these items (in millions, except per share data):

	Three months ended June 30,				Twelve months ended June 30,
				Currency				Currency
				Translation				Translation
			Inc / (Dec)	Benefit /			Inc / (Dec)	Benefit /
	2010	2009	$	(Cost)	2010	2009	$	(Cost)

Revenues	$623.0	$629.9	$(6.9)	$(0.5)	$2,502.2	$2,537.4	$(35.2)	$20.9
Company restaurant margin	$48.4	$57.5	$(9.1)	$-	$224.5	$236.8	$(12.3)	$1.2
Selling, general & administrative expenses (1)	$121.1	$128.1	$(7.0)	$0.3	$495.8	$494.3	$1.5	$(4.9)
Income from operations	$82.8	$87.7	$(4.9)	$-	$332.9	$339.4	$(6.5)	$1.4
Net Income	$49.0	$58.9	$(9.9)	$(1.4)	$186.8	$200.1	$(13.3)	(0.1)
Earnings per share- diluted	$0.36	$0.43	$(0.07)	$(0.01)	$1.36	$1.46	$(0.10)	$-

(1) Certain prior year amounts have been reclassified from other operating (income) expense, net to selling, general and administrative expenses. These reclassifications had no impact on the Company's results of operations.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended June 30,			Twelve Months Ended June 30,
			% Increase			% Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
Company restaurant revenues:
U.S. & Canada	$322.5	$330.8	(3)%	$1,289.5	$1,331.8	(3)%
EMEA/APAC	116.3	117.2	(1)%	489.2	488.6	0%
Latin America	15.3	13.6	13%	60.6	60.1	1%
Total Company restaurant revenues	454.1	461.6	(2)%	1,839.3	1,880.5	(2)%
Franchise revenues:
U.S. & Canada	80.9	82.2	(2)%	314.6	323.1	(3)%
EMEA/APAC	45.8	45.8	0%	186.2	173.4	7%
Latin America	13.6	10.9	25%	48.4	46.9	3%
Total franchise revenues	140.3	138.9	1%	549.2	543.4	1%
Property revenues:
U.S. & Canada	23.5	23.1	2%	91.1	88.1	3%
EMEA/APAC	5.1	6.3	(19)%	22.6	25.4	(11)%
Latin America	-	-	NA	-	-	NA
Total property revenues	28.6	29.4	(3)%	113.7	113.5	0%
Total revenues:
U.S. & Canada	426.9	436.1	(2)%	1,695.2	1,743.0	(3)%
EMEA/APAC	167.2	169.3	(1)%	698.0	687.4	2%
Latin America	28.9	24.5	18%	109.0	107.0	2%
Total revenues	$623.0	$629.9	(1)%	$2,502.2	$2,537.4	(1)%

NA - Not applicable

Note: Revenues include the impact of currency exchange rates.

Total Revenues

Total revenues decreased by $6.9 million, or 1%, to $623.0 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. This decrease was principally due to negative worldwide comparable sales growth of 0.7% (in constant currencies) for the three-month period, primarily driven by negative comparable sales growth in the U.S. and Canada segment, partially offset by positive comparable sales growth in the EMEA/APAC and Latin America segments, a $2.2 million decrease in renewal franchise fees in the U.S. and Canada segment, driven primarily by fewer expiring franchise agreements, and a $0.5 million unfavorable impact from the movement of currency exchange rates for the three-month period. These factors were partially offset by the impact of a net increase in the number of system restaurants operating during the three-month period compared to the same period in the prior fiscal year.

Total revenues decreased by $35.2 million, or 1%, to $2,502.2 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year, principally due to negative worldwide comparable sales growth of 2.3% (in constant currencies) for the period, primarily driven by negative comparable sales growth in the U.S. and Canada and Latin America segments. This decrease was partially offset by positive comparable sales growth in the EMEA/APAC segment, a $20.9 million favorable impact from the movement of currency exchange rates for the period and the impact of a net increase in the number of system restaurants during the fiscal year ended June 30, 2010.

Total Company restaurant revenues decreased by $7.5 million, or 2%, to $454.1 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year, primarily due to negative worldwide Company comparable sales growth of 1.6% (in constant currencies) for the three-month period, a $0.5 million unfavorable impact from the movement of currency exchange rates for the three-month period and the impact of a net decrease in the number of Company restaurants operating during the three-month period compared to the same period in the prior fiscal year, principally due to the refranchising of 91 restaurants, primarily in the U.S. and Germany, during the fiscal year ended June 30, 2010.

Total Company restaurant revenues decreased by $41.2 million, or 2%, to $1,839.3 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year, primarily due to negative worldwide Company comparable sales growth of 2.4% (in constant currencies) for the period and the impact of a net decrease in the number of Company restaurants during the fiscal year ended June 30, 2010, as described above. These factors were partially offset by a $15.1 million favorable impact from the movement of currency exchange rates for the period.

Total franchise revenues increased by $1.4 million, or 1%, to $140.3 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. Total franchise revenues increased as a result of the impact of a net increase in the number of franchise restaurants operating during the three-month period compared to the same period in the prior fiscal year and a higher effective royalty rate in the U.S. These factors were partially offset by negative worldwide franchise comparable sales growth of 0.5% (in constant currencies) for the three-month period, driven primarily by negative franchise comparable sales growth in the U.S. and Canada segment. Additionally, renewal franchise fees decreased by $2.2 million, or 52%, primarily due to fewer franchise agreement expirations and fewer temporary extensions of expired franchise agreements in the U.S. during the three months ended June 30, 2010, compared to the same period in the prior fiscal year. The impact from the movement of currency exchange rates was not significant for the three-month period.

Total franchise revenues increased by $5.8 million, or 1%, to $549.2 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year. Total franchise revenues increased as a result of a $5.6 million favorable impact from the movement of currency exchange rates for the period, the impact of a net increase in the number of franchise restaurants during the fiscal year ended June 30, 2010 and a higher effective royalty rate in the U.S., partially offset by the unfavorable impact of negative worldwide franchise comparable sales growth of 2.3% (in constant currencies) for the period. Additionally, renewal franchise fees decreased by $3.2 million, or 31%, compared to the prior fiscal year for the reasons discussed above. Initial franchise fees decreased by $2.3 million, or 16%, compared to the prior fiscal year, due to fewer franchise restaurant openings, particularly in EMEA/APAC, primarily as a result of a slow-down in commercial construction due to the global recession.

Total property revenues decreased by $0.8 million, or 3%, to $28.6 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. Total property revenues decreased as a result of reduced revenues from percentage rents due to negative franchise comparable sales growth in the U.S. and a reduction in the number of properties in our property portfolio in EMEA. These factors were partially offset by an increase in the number of properties in our property portfolio in the U.S., as a result of the refranchising of certain Company restaurants and the opening of new restaurants leased or subleased to franchisees during the fiscal year. The impact from the movement of currency exchange rates was not significant for the three-month period.

Total property revenues for the fiscal year ended June 30, 2010, remained relatively unchanged compared to the prior fiscal year, reflecting the net effect of changes to our property portfolio, which includes the impact of refranchising certain Company restaurants and opening new restaurants leased or subleased to franchisees, offset by reduced revenues from percentage rents as a result of negative franchise comparable sales growth in the U.S.

We experienced negative worldwide comparable sales growth of 0.7% (in constant currencies) for the three months ended June 30, 2010. Worldwide comparable sales growth for the three-month period was adversely impacted by continued macroeconomic weakness, including high levels of unemployment and underemployment, resulting in negative comparable sales growth in the U.S. and Canada segment. Consumer purchases shifted towards value menu options and value promotions in the U.S., such as the ¼ lb. Double Cheeseburger, Buck Double and $1 BK® Breakfast Muffin Sandwich promotions, resulting in lower average check. These factors were partially offset by increased traffic and the successful introduction of higher-priced premium products, such as BK™ Fire-Grilled Ribs, a limited-time offer, and the BK™ Breakfast Bowl. Negative comparable sales growth in the U.S. and Germany was partially offset by positive comparable sales growth in Canada and in the EMEA/APAC and Latin America segments, primarily driven by positive comparable sales growth in Spain, Turkey, Australia, New Zealand and South America.

Negative worldwide comparable sales growth of 2.3% (in constant currencies) for the fiscal year ended June 30, 2010, was primarily driven by negative comparable sales growth in the U.S. and Canada segment, resulting from the factors noted above for the three-month period. These factors were partially offset by increased traffic and the successful introduction of higher-priced premium products, such as the Steakhouse XT™ burger line, BK™ Fire-Grilled Ribs limited-time offer and BK™ Breakfast Bowl. In addition, worldwide comparable sales growth for the fiscal year was adversely affected by negative comparable sales growth in the Latin America segment and adverse weather conditions in the U.S., U.K. and Germany, which severely impacted sales and traffic during the months of January and February. Negative comparable sales growth in the U.S. and Canada and Latin America segments was partially offset by positive comparable sales growth in EMEA/APAC, primarily driven by positive comparable sales growth in Spain, the UK, Turkey, Australia and New Zealand, partially offset by negative comparable sales growth in Germany.

U.S. and Canada

In the U.S. and Canada segment, Company restaurant revenues decreased by $8.3 million, or 3%, to $322.5 million, and by $42.3 million, or 3%, to $1,289.5 million, for the three months and fiscal year ended June 30, 2010, respectively, compared to the same periods in the prior fiscal year. These decreases were the result of negative Company comparable sales growth in the U.S. and Canada segment of 1.4% and 2.4% (in constant currencies) for the three months and fiscal year ended June 30, 2010, respectively, primarily driven by negative Company comparable sales growth in the U.S., partially offset by positive Company comparable sales growth in Canada. Company restaurant revenues also declined due to the impact of a net decrease in the number of Company restaurants during the three-month period and the fiscal year ended June 30, 2010 compared to the same periods in the prior fiscal year, driven primarily by the refranchising of 54 restaurants in the U.S. during fiscal 2010. These factors were partially offset by the favorable impact of $4.2 million and $12.2 million from the movement of currency exchange rates in Canada for the three months and fiscal year ended June 30, 2010, respectively.

In the U.S. and Canada, franchise revenues decreased by $1.3 million, or 2%, to $80.9 million, and by $8.5 million, or 3%, to $314.6 million for the three months and fiscal year ended June 30, 2010, respectively, compared to the same periods in the prior fiscal year. These decreases were primarily the result of negative franchise comparable sales growth in the U.S. and Canada segment of 1.6% and 4.1% (in constant currencies) for the three months and fiscal year ended June 30, 2010, respectively, and a reduction in renewal franchise fees of $2.2 million, or 54% and $2.9 million, or 31%, for the three months and fiscal year ended June 30, 2010, respectively, compared to the same periods in the prior fiscal year. Renewal franchise fees decreased primarily due to fewer franchise agreement expirations and temporary extensions of expired franchise agreements in the U.S. as discussed above. These factors were partially offset by the impact of a net increase in the number of franchise restaurants during the three-month period and the fiscal year ended June 30, 2010 as well as an increase in the effective royalty rate in the U.S. The impact from the movement of currency exchange rates was not significant in this segment for both periods.

In the U.S. and Canada, property revenues increased by $0.4 million, or 2%, to $23.5 million and by $3.0 million, or 3%, to $91.1 million for the three months and fiscal year ended June 30, 2010, respectively, compared to the same periods in the prior fiscal year. These increases were primarily due to an increase in the number of properties in our property portfolio in the U.S. during the fiscal year, resulting primarily from refranchisings, and the favorable impact of $0.2 million and $0.5 million from the movement of currency exchange rates in Canada for the three months and fiscal year ended June 30, 2010, respectively. These factors were partially offset by decreased revenues from percentage rents resulting from negative franchise comparable sales growth in the U.S.

We experienced negative comparable sales growth in the U.S. and Canada of 1.5% (in constant currencies) for the three months ended June 30, 2010. U.S. comparable sales growth for the three-month period continued to be negatively impacted by high levels of unemployment and underemployment and weak consumer confidence. As a result, we experienced lower average check as consumers shifted purchases to value menu options and value promotions in the U.S., such as the ¼ lb. Double Cheeseburger, Buck Double and $1 BK® Breakfast Muffin Sandwich promotions, which was partially offset by increased traffic. During the three-month period, U.S. marketing efforts focused on both ends of our barbell menu with continued emphasis on value options, such as those noted above, and premium options, including the successful introduction of BK™ Fire-Grilled Ribs. Marketing initiatives during the quarter included a multifaceted promotion with The Twilight Saga: Eclipse which continued to focus on broadening the brand’s appeal with female SuperFans as well as Superfamily promotions such as SpongeBob SquarePants™, Iron Man™ 2 and Marmaduke™.

Negative comparable sales growth in the U.S. and Canada of 3.9% (in constant currencies) for the fiscal year ended June 30, 2010, continued to be negatively impacted by high levels of unemployment and weak consumer confidence. As a result, we experienced lower average check as consumers shifted purchases to value menu options and value promotions in the U.S., partially offset by positive traffic in the U.S., primarily due to the ¼ lb. Double Cheeseburger and Buck Double promotions. Adverse weather conditions in the U.S. also severely impacted sales during the months of January and February. During the period, we featured two multifaceted promotions with The Twilight Saga: New Moon and The Twilight Saga: Eclipse, which focused on broadening our brand’s appeal with female SuperFans, value-focused promotions, such as the $1 Whopper Jr.® sandwich, 2 for $4 Original Chicken sandwiches, Whopper® sandwich limited time offers and the roll-out of the premium Steakhouse XT™ burger line, as well as SuperFamily promotions including SpongeBob SquarePants™, Planet 51™ , G.I. Joe™, Cloudy with a Chance of Meatballs™, Transformers™ 2, Hoodwinked Too™, The Spectacular Spiderman™, Polly Pocket™ and Pinkalicious™ which were also leveraged across many international markets.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues decreased by $0.9 million, or 1%, to $116.3 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. This decrease was primarily driven by a $5.6 million unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth in EMEA/APAC of 2.3% (in constant currencies) for the three months ended June 30, 2010. Negative Company comparable sales growth in EMEA/APAC was primarily driven by negative Company comparable sales growth in Germany, partially offset by positive Company comparable sales growth in China, Spain and the Netherlands. These factors were partially offset by the impact of a net increase in the number of Company restaurants operating during the three-month period compared to the same period in the prior fiscal year.

Company restaurant revenues in EMEA/APAC remained relatively unchanged at $489.2 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year. The benefits realized from a $4.6 million favorable impact from the movement of currency exchange rates and a net increase in the number of Company restaurants during the fiscal year were largely offset by negative Company comparable sales growth in EMEA/APAC of 2.1% (in constant currencies), primarily driven by negative Company comparable sales growth in Germany, partially offset by positive Company comparable sales growth in China, Spain and the U.K.

Franchise revenues in EMEA/APAC remained unchanged at $45.8 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year, due to positive franchise comparable sales growth in EMEA/APAC of 0.5% (in constant currencies), reflecting strong performance in markets such as Spain, Turkey, Italy, Australia and Korea, offset by negative franchise comparable sales growth in Germany and the U.K. In addition, franchise revenues in EMEA/APAC were favorably impacted by a net increase in the number of franchise restaurants operating during the three-month period compared to the same period in the prior fiscal year. These factors were offset by a $0.6 million unfavorable impact from the movement of currency exchange rates.

Franchise revenues in EMEA/APAC increased by $12.8 million, or 7%, to $186.2 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year, due to positive franchise comparable sales growth in EMEA/APAC of 1.2% (in constant currencies), reflecting strong performance in markets such as Turkey, Spain, Italy, Australia, New Zealand and Korea, a $4.3 million favorable impact from the movement of currency exchange rates and the impact of a net increase in the number of franchise restaurants during the fiscal year. Partially offsetting these factors were negative franchise comparable sales growth in Germany and the Netherlands and a $2.0 million decrease in initial franchise fees due to fewer franchise restaurant openings compared to the prior fiscal year.

Property revenues in EMEA/APAC decreased by $1.2 million, or 19%, to $5.1 million, and by $2.8 million, or 11%, to $22.6 million for the three months and fiscal year ended June 30, 2010, respectively, compared to the same periods in the prior fiscal year. These decreases were primarily driven by a reduction in the number of properties in our property portfolio and a $0.3 million unfavorable impact from the movement of currency exchange rates for both periods.

Positive comparable sales growth in EMEA/APAC of 0.2% and 0.8% (in constant currencies) for the three months and fiscal year ended June 30, 2010, respectively, was driven by the strength of Spain, Turkey and our major APAC markets, including Australia, New Zealand and Korea. Comparable sales growth was positive for both periods despite the fact that Germany, one of our major markets in this segment, experienced negative comparable sales growth due to traffic declines caused by lower discretionary spending, weak consumer confidence and competitive factors. Although positive for the fiscal year, comparable sales growth in the U.K. was negative during the second half of the year due to deteriorating macroeconomic conditions, adverse weather conditions and the fact that the U.K. market was lapping over strong comparable sales growth in the prior fiscal year. During both periods, we focused in EMEA/APAC on promoting our barbell menu strategy with a combination of value and premium offerings such as value-oriented King Deals™, Stunner Deals™ and the Chili Cheese Burger limited time offer and higher margin premium products including the Chicken TenderCrisp® sandwich, Chicken TenderGrill® sandwich, Whopper® sandwich promotions and various limited time offers.

Latin America

In Latin America, where all Company restaurants are located in Mexico, Company restaurant revenues increased by $1.7 million, or 13%, to $15.3 million, and by $0.5 million, or 1%, to $60.6 million for the three months and fiscal year ended June 30, 2010, respectively, compared to the same periods in the prior fiscal year. The increase for the three-month period was driven by a $0.9 million favorable impact from the movement of currency exchange rates and the impact of a net increase in the number of Company restaurants operating during the three-month period compared to the same period in the prior fiscal year, partially offset by negative Company comparable sales growth of 0.3% (in constant currencies) during the three-month period. The increase for the fiscal year was primarily the result of the impact of a net increase in the number of Company restaurants during the fiscal year ended June 30, 2010, partially offset by negative Company comparable sales growth of 4.1% (in constant currencies) and a $1.7 million unfavorable impact from the movement of currency exchange rates for the period.

Latin America franchise revenues increased by $2.7 million, or 25%, to $13.6 million, and by $1.5 million, or 3%, to $48.4 million for the three months and fiscal year ended June 30, 2010, respectively, compared to the same periods in the prior fiscal year. These increases were primarily the result of the favorable impact of $0.5 million and $0.7 million from the movement of currency exchange rates for the three months and fiscal year ended June 30, 2010, respectively, and the impact of a net increase in the number of franchise restaurants during the three-month period and fiscal year ended June 30, 2010. Although franchise comparable sales growth in Latin America was negative 1.1% (in constant currencies) for the fiscal year ended June 30, 2010, franchise comparable sales growth for the three month period was positive 4.2% (in constant currencies) driven by strong performance in Brazil and the Southern Cone markets.

Positive comparable sales growth in Latin America of 3.9% (in constant currencies) for the three months ended June 30, 2010, was driven by the strength of Brazil, Argentina, Paraguay and El Salvador. During the three-month period, we continued to leverage our barbell menu strategy with platforms such as Come Como Rey™ (Eat Like a King) and BK™ Ofertas (King Deals) throughout many of our markets. New products featured under these platforms included the Whopper® Jr. Criollo and the Sundae Jr. In Mexico, our largest market, we featured two limited time offers behind our Whopper® sandwich platform. These were the Red Hot Whopper® sandwich, tied to the movie release of Iron Man™ 2 and the Cheesy Whopper® sandwich, an innovative build featuring a fried cheese patty in the center of the sandwich. In Puerto Rico, we launched a new fresh salads platform, launching five unique salad builds. In addition, the region partnered with kids platforms such as SpongeBob SquarePants™, Iron Man™ 2 and Marmaduke™.

Negative comparable sales growth in Latin America of 1.3% (in constant currencies) for the fiscal year ended June 30, 2010, was the result of a decline in traffic compared to the prior fiscal year, particularly in Mexico and Central America, driven by continued adverse socioeconomic conditions. During the fiscal year we continued to leverage our barbell menu strategy with everyday branded value platforms such as Come Como Rey™ (Eat Like a King), BK™ Ofertas (King Deals) and premium promotional products such as the Bourbon Whopper® sandwich, in addition to the national launch of the Mega Angus XT™ sandwich in Mexico, the Transformers™ BBQ Stackticon™ and Whopper® Furioso (aka Angry Whopper®) promotion burgers regionally, the Whopper® Jackpot sweepstakes as well as strong kids’ properties such as Transformers™, Pokémon™, G.I. Joe™, Cloudy with a Chance of Meatballs™, SpongeBob SquarePants™, Planet 51™ and Iron Man™ 2.

Additional information regarding the key revenue performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of June 30,
			Increase/
	2010	2009	(Decrease)
Number of Company restaurants:
U.S. & Canada	987	1,043	(56)
EMEA/APAC	303	294	9
Latin America	97	92	5
Total	1,387	1,429	(42)

Number of franchise restaurants:
U.S. & Canada	6,562	6,491	71
EMEA/APAC	3,184	3,019	165
Latin America	1,041	986	55
Total	10,787	10,496	291

Number of system restaurants:
U.S. & Canada	7,549	7,534	15
EMEA/APAC	3,487	3,313	174
Latin America	1,138	1,078	60
Total	12,174	11,925	249

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
	(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	(1.4)%	(3.2)%	(2.4)%	0.5%
EMEA / APAC	(2.3)%	(0.4)%	(2.1)%	0.1%
Latin America	(0.3)%	(10.8)%	(4.1)%	(3.2)%
Total Company Comparable Sales Growth	(1.6)%	(2.7)%	(2.4)%	0.3%

Franchise Comparable Sales Growth:
U.S. & Canada	(1.6)%	(4.8)%	(4.1)%	0.4%
EMEA / APAC	0.5%	2.9%	1.2%	3.3%
Latin America	4.2%	(2.4)%	(1.1)%	2.3%
Total Franchise Comparable Sales Growth	(0.5)%	(2.4)%	(2.3)%	1.4%

System Comparable Sales Growth:
U.S. & Canada	(1.5)%	(4.5)%	(3.9)%	0.4%
EMEA/APAC	0.2%	2.5%	0.8%	2.9%
Latin America	3.9%	(3.0)%	(1.3)%	1.9%
Total System Comparable Sales Growth	(0.7)%	(2.4)%	(2.3)%	1.2%

System Sales Growth:
U.S. & Canada	(0.7)%	(3.9)%	(3.1)%	1.2%
EMEA/APAC	14.5%	10.1%	13.1%	9.7%
Latin America	15.6%	0.8%	4.8%	8.5%
Total System Sales Growth	4.8%	0.6%	2.1%	4.2%

	(In Actual Currencies)
Worldwide average restaurant sales (In thousands) (1)	$309	$310	$1,244	$1,259

(1) The worldwide average restaurant sales (ARS) shown above includes the favorable impact of currency exchange rates of $1,000 and $15,000 for the three months and fiscal year ended June 30, 2010, respectively.

The following table represents sales at franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported in franchise revenues in our statements of income.

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2010	2009	% Increase/ (Decrease)	2010	2009	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$2,012.6	$2,010.0	0%	$7,863.7	$8,083.8	(3)%
EMEA/APAC	1,014.4	956.8	6%	4,218.9	3,768.1	12%
Latin America	253.0	224.9	12%	972.7	936.9	4%
Total worldwide (1)	$3,280.0	$3,191.7	3%	$13,055.3	$12,788.8	2%

(1) Total worldwide franchise sales shown above includes the favorable impact from the movement of currency exchange rates of $15.9 million and $165.6 million for the three months and fiscal year ended June 30, 2010, respectively.

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues		Amount
Three Months Ended June 30,	2010	2009	2010	2009
Company restaurants:
U.S. & Canada	11.7%	13.5%	$37.8	$44.7
EMEA/APAC	6.5%	9.1%	7.6	10.7
Latin America	19.6%	15.4%	3.0	2.1
Total	10.7%	12.5%	$48.4	$57.5

	Percent of Revenues		Amount
Twelve Months Ended June 30,	2010	2009	2010	2009
Company restaurants:
U.S. & Canada	13.2%	12.8%	$170.5	$170.1
EMEA/APAC	8.6%	11.2%	42.2	54.9
Latin America	19.5%	19.6%	11.8	11.8
Total	12.2%	12.6%	$224.5	$236.8

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
Company restaurant expenses as a percentage of revenues:	2010	2009	2010	2009
Food, paper and product costs	32.4%	31.8%	31.8%	32.1%
Payroll and employee benefits	30.7%	31.0%	30.9%	31.0%
Occupancy and other operating costs	26.2%	24.7%	25.1%	24.3%
Total Company restaurant expenses	89.3%	87.5%	87.8%	87.4%

Total Company Restaurant Margin

Total Company restaurant margin decreased by $9.1 million to $48.4 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. Total Company restaurant margin decreased during the three-month period primarily due to the reduction in Company restaurant revenues discussed above and an increase in the price of beef in the U.S. Additionally, occupancy and other operating costs increased during the three-month period, including additional depreciation expense resulting from an increase in depreciable assets and accelerated depreciation associated with strategic initiatives, such as our reimaging program and our new POS system. These factors were partially offset by efficiencies gained from improvements in variable labor controls in the U.S., decreased commodity prices in EMEA/APAC and Latin America, favorable adjustments to the self-insurance reserve in the U.S. and lower start-up costs as a result of fewer Company restaurant openings and acquisitions. The impact from the movement of currency exchange rates on Company restaurant margin was not significant for the three months ended June 30, 2010.

As a percentage of revenues, total Company restaurant margin decreased to 10.7% for the three months ended June 30, 2010, compared to 12.5% for the same period in the prior fiscal year, primarily as a result of the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales growth across all segments and an increase in the price of beef in the U.S. Partially offsetting these factors was a decrease in commodity prices in EMEA/APAC and Latin America, a reduction in payroll and employee benefits costs as a percentage of revenues as a result of labor efficiencies, a favorable adjustment to the self-insurance reserve in the U.S. noted above and the benefits realized from strategic pricing initiatives.

Total Company restaurant margin decreased by $12.3 million to $224.5 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year. Total Company restaurant margin decreased during the fiscal year primarily as a result of the decrease in Company restaurant revenues discussed above and increases in occupancy and other operating costs in the U.S. and Canada and EMEA/APAC segments discussed above, partially offset by efficiencies gained from improvements in variable labor controls in the U.S. and Canada segment, net decreases in commodity costs in the U.S. and Canada segment for the fiscal year and favorable adjustments to the self-insurance reserve in the U.S. The favorable impact from the movement of currency exchange rates on Company restaurant margin for the fiscal year ended June 30, 2010 was $1.2 million.

As a percentage of revenues, total Company restaurant margin decreased to 12.2% for the fiscal year ended June 30, 2010, compared to 12.6% for the prior fiscal year, primarily as a result of the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales growth across all segments and the increases in occupancy and other operating costs discussed above, partially offset by efficiencies gained from improvements in variable labor controls in the U.S., favorable adjustments to the self-insurance reserve in the U.S., net decreases in commodity costs in the U.S. and Canada segment for the fiscal year and the benefits realized from strategic pricing initiatives.

U.S. and Canada

Company restaurant margin in the U.S. and Canada decreased by $6.9 million to $37.8 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. The decrease in Company restaurant margin was primarily driven by the decrease in Company restaurant revenues discussed above and higher beef prices in the U.S. Additionally, occupancy and other operating costs increased during the three-month period, including additional depreciation expense resulting from an increase in depreciable assets and accelerated depreciation associated with strategic initiatives, such as our restaurant reimaging program and our new POS system. These factors were partially offset by efficiencies gained from improvements in variable labor controls in the U.S., a favorable adjustment to the self-insurance reserve and decreased chicken prices in the U.S. The impact from the movement of currency exchange rates on Company restaurant margin in Canada was not significant for the three months ended June 30, 2010.

As a percentage of revenues, Company restaurant margin decreased to 11.7% for the three months ended June 30, 2010, compared to 13.5% in the same period in the prior fiscal year, primarily as a result of the unfavorable impact of sales deleverage on our fixed costs as a result of negative Company comparable sales growth in this segment, higher beef prices in the U.S. and the increase in depreciation expense discussed above. Partially offsetting these factors was a reduction in payroll and employee benefits costs as a percentage of revenues as a result of labor efficiencies, a favorable adjustment to the self-insurance reserve, a decrease in the price of chicken in the U.S. and the benefits realized from strategic pricing initiatives.

Company restaurant margin in the U.S. and Canada increased by $0.4 million to $170.5 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year. The increase in Company restaurant margin was driven by net decreases in commodity costs for the fiscal year, efficiencies gained from improvements in variable labor controls and a favorable adjustment to the self-insurance reserve. These benefits were partially offset by the decrease in Company restaurant revenues discussed above and additional depreciation expense resulting from an increase in depreciable assets and accelerated depreciation associated with strategic initiatives. The favorable impact from the movement of currency exchange rates on Company restaurant margin in Canada for the fiscal year ended June 30, 2010 was $1.1 million.

As a percentage of revenues, Company restaurant margin increased to 13.2% for the fiscal year ended June 30, 2010, compared to 12.8% in the prior fiscal year, primarily as a result of the favorable factors noted above, as well as benefits realized from strategic pricing initiatives. Partially offsetting these factors was the unfavorable impact of sales deleverage on our fixed labor and occupancy costs as a result of negative Company comparable sales growth.

EMEA/APAC

Company restaurant margin in EMEA/APAC decreased by $3.1 million to $7.6 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. The decrease in Company restaurant margin was driven by the decrease in Company restaurant revenues discussed above, which was partially offset by lower commodity costs and improved labor efficiencies, primarily in APAC. The unfavorable impact from the movement of currency exchange rates on Company restaurant margin for the three months ended June 30, 2010 was $0.5 million.

As a percentage of revenues, Company restaurant margin decreased to 6.5% for the three months ended June 30, 2010, compared to 9.1% in the same period in the prior fiscal year, primarily as a result of the unfavorable impact of sales deleverage on our fixed labor and occupancy costs, driven by negative Company comparable sales growth, partially offset by improved labor productivity, primarily in APAC, and by lower commodity costs.

Company restaurant margin in EMEA/APAC decreased by $12.7 million to $42.2 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year. The decrease in Company restaurant margin was driven primarily by increases in occupancy and other operating costs in EMEA, including higher repair and maintenance costs, primarily in Germany in connection with our refranchising initiative. These factors were partially offset by improved labor efficiencies, primarily in APAC, as noted above for the three month period. The favorable impact from the movement of currency exchange rates on Company restaurant margin for the fiscal year ended June 30, 2010 was $0.4 million.

As a percentage of revenues, Company restaurant margin decreased to 8.6% for the fiscal year ended June 30, 2010, compared to 11.2% in the prior fiscal year, primarily as a result of the factors noted above, including the unfavorable impact of sales deleverage on our labor and fixed occupancy costs due to negative Company comparable sales growth.

Latin America

Company restaurant margin in Latin America increased by $0.9 million to $3.0 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year. The increase in Company restaurant margin for the three-month period was due to the increase in Company restaurant revenues discussed above, lower commodity costs and lower labor costs due to a reduction in hourly and salaried employees in connection with a cost reduction program. Additionally, there was a decrease in other occupancy costs, reflecting non-recurring accelerated depreciation from the prior year and lower utility and start up costs in the current year. The favorable impact from the movement of currency exchange rates on Company restaurant margin for the three months ended June 30, 2010 was $0.2 million.

As a percentage of revenues, Company restaurant margin increased to 19.6% for the three months ended June 30, 2010, compared to 15.4% in the same period in the prior fiscal year, primarily as a result of the factors noted above.

Company restaurant margin in Latin America remained unchanged at $11.8 million for the fiscal year ended June 30, 2010, compared to the prior fiscal year. The benefits realized from the increase in Company restaurant revenues discussed above, the non-recurrence of accelerated depreciation from the prior year and lower utility and start-up costs in the current year were largely offset by net increases in commodity costs for the fiscal year and the unfavorable impact from the movement of currency exchange rates on Company restaurant margin of $0.3 million for the fiscal year.

As a percentage of revenues, Company restaurant margin remained relatively unchanged at 19.5% for the fiscal year ended June 30, 2010, compared to 19.6% in the prior fiscal year.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2010	2009	% Increase/ (Decrease)	2010	2009	% Increase/ (Decrease)

Selling Expenses	$22.6	$23.1	(2)%	$91.3	$93.3	(2)%
General and Administrative Expenses	98.5	105.0	(6)%	404.5	401.0	1%
Total Selling, General and Administrative Expenses	$121.1	$128.1	(5)%	$495.8	$494.3	0%

Selling expenses decreased by $0.5 million, or 2%, to $22.6 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year, primarily due to a $0.5 million reduction in contributions to the marketing funds in our Company restaurant markets as a result of lower sales at our Company restaurants and a decrease in Company restaurant count. The impact from the movement of currency exchange rates was not significant for the period.

General and administrative expenses decreased by $6.5 million, or 6%, to $98.5 million for the three months ended June 30, 2010, compared to the same period in the prior fiscal year, driven by reductions in professional fees of $4.0 million, including lower costs related to information technology initiatives and legal services, salary and fringe benefits of $3.6 million, including share-based compensation, office operating expenses of $1.6 million, insurance premiums in Germany of $0.7 million and travel and meetings of $0.8 million. These savings were partially offset by a decrease in bad debt recoveries of $3.2 million and an increase in depreciation expense of $0.8 million due to a higher depreciable asset base compared to the prior fiscal year. The impact from the movement of currency exchange rates was not significant for the period.

Selling expenses decreased by $2.0 million, or 2%, to $91.3 million for the fiscal year ended June 30, 2010, compared to the same period in the prior fiscal year, primarily due to a $3.5 million reduction in contributions to the marketing funds in our Company restaurant markets as a result of lower Company restaurants revenues. Partially offsetting this decrease was an increase of $1.0 million of higher local marketing expenditures aimed at driving incremental sales and $0.6 million from the movement of currency exchange rates for the period.

General and administrative expenses increased by $3.5 million, or 1%, to $404.5 million for the fiscal year ended June 30, 2010, compared to the same period in the prior fiscal year, largely driven by an increase in professional fees of $4.7 million, primarily related to information technology initiatives, incremental depreciation expense of $2.6 million due to a higher depreciable asset base compared to prior year, and higher salary and fringe benefit costs of $3.0 million including share-based compensation. These items were partially offset by savings from reductions in travel and meetings of $4.1 million and office operating expenses of $3.2 million. These fluctuations include the unfavorable impact from the movement of currency exchange rates of $4.3 million for the fiscal year ended June 30, 2010.

Other Operating (Income) Expense, Net

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Net (gains) losses on disposal of assets, restaurant closures and refranchisings	$0.1	$(4.0)	$(2.4)	$(8.5)
Litigation settlements and reserves, net	(0.2)	(0.8)	(0.2)	0.2
Foreign exchange net (gains) losses	(2.6)	(1.0)	(3.3)	8.4
Other, net	1.4	(0.2)	5.2	1.8
Other operating (income) expense, net	$(1.3)	$(6.0)	$(0.7)	$1.9

The $1.4 million of other, net within other operating (income) expense, net for the three months ended June 30, 2010 includes $1.5 million of severance costs related to refranchisings in Germany and $0.5 million of franchise workout costs, partially offset by $1.1 million of income recorded in connection with the expiration of gift cards in the U.S.

The $5.2 million of other, net within other operating (income) expense, net for the fiscal year ended June 30, 2010 includes a $2.4 million charge related to consumption tax in EMEA, $1.5 million of severance costs related to refranchisings in Germany, $1.0 million of franchise workout costs and a $0.7 million contract termination fee, partially offset by $1.1 million of income recorded in connection with the expiration of gift cards in the U.S.

The $1.8 million of other, net within other operating (income) expense, net for the fiscal year ended June 30, 2009 consists primarily of $1.7 million of franchise workout costs.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2010	2009	% Increase / (Decrease)	2010	2009	% Increase / (Decrease)

U.S. & Canada	$79.6	$83.3	(4)%	$346.7	$345.7	0%
EMEA/APAC	25.2	26.6	(5)%	84.6	83.6	1%
Latin America	10.9	11.0	(1)%	38.2	37.8	1%
Unallocated	(32.9)	(33.2)	(1)%	(136.6)	(127.7)	7%
Total (1)	$82.8	$87.7	(6)%	$332.9	$339.4	(2)%

(1) Total income from operations shown above includes the impact from the movement of currency exchange rates, which was $1.4 million favorable for the fiscal year ended June 30, 2010. The impact from the movement of currency exchange rates was not significant for the three months ended June 30, 2010.

Interest Expense, Net

Interest expense, net decreased by $0.6 million during the three months ended June 30, 2010, compared to the same period in the prior fiscal year, primarily reflecting a decrease in borrowings during the period. The weighted average interest rates for the three months ended June 30, 2010 and 2009 were 4.7% and 4.8% respectively, which included the effect of interest rate swaps on an average of 75% and 72% of our term debt, respectively.

Interest expense, net decreased by $6.0 million during the fiscal year ended June 30, 2010, compared to the same period in the prior fiscal year, reflecting a decrease in borrowings and rates paid on borrowings during the period. The weighted average interest rates for the fiscal years ended June 30, 2010 and 2009 were 4.7% and 5.1% respectively, which included the effect of interest rate swaps on an average of 73% and 71% of our term debt, respectively.

Income Taxes

Income tax expense was $21.8 million for the three months ended June 30, 2010, resulting in an effective tax rate of 30.8%, primarily as a result of the current mix of income from multiple tax jurisdictions, currency fluctuations, resolution of state audits and changes in state tax uncertainties. Income tax expense was $16.2 million for the three months ended June 30, 2009, resulting in an effective tax rate of 21.6%, primarily as a result of tax benefits realized from the dissolution of dormant foreign entities.

Income tax expense was $97.5 million for the fiscal year ended June 30, 2010, resulting in an effective tax rate of 34.3%, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations. Income tax expense was $84.7 million for the fiscal year ended June 30, 2009, resulting in an effective tax rate of 29.7%, primarily due to the resolution of federal and state audits and tax benefits realized from the dissolution of dormant foreign entities.

Guidance

The Company is providing the following information to help assist in forecasting fiscal 2011 results. Additionally, the Company is providing specific updates on its global refinancing efforts and U.S. and Canada reimaging initiative:

  Worldwide comparable sales are expected to remain pressured due to ongoing weakness in the labor market and by the implementation of government austerity programs across many European markets.
  Assuming no change in cost structure, a one percentage point increase in worldwide comparable sales would increase annual diluted earnings per share by about 6 cents.
  Net restaurant growth is estimated at 225 to 275 for fiscal 2011, primarily due to delayed commercial construction as the result of on-going global economic pressures and uncertainties.
  Over 90 percent of the net restaurant growth is expected outside of the U.S. and Canada.
  The worldwide blended royalty rate is forecasted to remain unchanged from the level attained in fiscal 2010 of 4.05 percent due to the mix of franchise revenues and timing of franchise agreements coming up for renewal.
  For the full fiscal year, the U.S. commodity basket is forecasted to be relatively flat as compared to fiscal 2010. However, external factors may impact our current forecast including uncertainties in commodities, specifically beef and wheat.
  Labor costs, as a percentage of Company restaurant revenues, are expected to remain unchanged from the level attained in fiscal 2010 of 30.9 percent.
  G&A, net of currency impact, is forecasted to be up 3 to 4 percent over the prior year period.
  The Company is expected to pay $21.9 million in scheduled quarterly debt repayments in accordance with the current indebtedness agreement until it refinances its debt.
    In light of the maturity schedule of the Company's senior debt, the Company is currently evaluating its refinancing options. Many factors will influence the ultimate decision, including the mix of debt instruments, interest rates, covenant set and interest rate swaps.
  Depreciation and amortization is expected to increase 3 to 7 percent as capital expenditures have increased in support of the Company’s development plans and reimaging initiative.
  The Company expects to continue its portfolio management initiative in an effort to optimize its Company restaurant base, enhance development agreements with new and existing franchisees, reduce concentration in certain markets and opportunistically enter new markets. Transactions such as these are an integral part of the business and are aligned with the Company's overall net restaurant growth and development strategies.
  The Company will continue to manage its portfolio, including its re-franchising efforts, to decrease its current global Company-to-franchise restaurant ownership ratio. The Company expects to re-franchise up to half of the current Company restaurant portfolio within the next three to five years. Net gains and losses incurred as a result of this activity will be reflected in Other Income and Expense. After the completion of this initiative, revenues could decrease from current levels and earnings as a percent of revenues are expected to increase.  Additionally given the predictability of performance derived from a highly franchised business model, the Company expects to experience less volatility in EBITDA and income before income taxes as compared to current results.
  The Company expects to conclude its U.S. and Canada reimaging program within the next two to three years on its reduced number of Company restaurants without incurring incremental debt. The expected proceeds related to the acceleration in refranchisings along with solid cash flows from on-going operations are forecasted to fully fund the remaining reimaging projects.
  Our normalized effective tax rate in fiscal 2011 is estimated to be approximately 35.5 percent primarily dependent upon movements in currency.
  Capital expenditures for fiscal 2011 are expected to be in the range of $175 to $200 million depending on Company performance and related cash flows from operations. About 20 percent will be used to build new Company restaurants; 65 percent to fund the Company’s reimaging program, including routine repairs and maintenance; and 15 percent will be allocated for other corporate purposes, including information technology.
  If currency rates approximate current levels, currency translation is expected to negatively impact diluted earnings per share by $0.03 to $0.04 in the first half of the fiscal year. During the second half of the fiscal year, currency translation is expected to have a minimal impact. As a result, for the full fiscal year currency translation is expected to negatively impact diluted earnings per share by $0.03 to $0.04.

CONTACT:
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
investor@whopper.com